Exhibit 10.1

Form of Agreement for Performance Unit or Share Awards to Executive Officers

SUBJECT:  MESSAGE FROM GEORGE BUCKLEY: YOUR 3M 2008 PERFORMANCE SHARE AWARD

FIRST & LAST NAME       EMPLOYEE #

The purpose of this letter is to provide you with the number of contingent shares actually assigned to you as your 2008 award.  The number of contingent shares was calculated by dividing the target value of your performance share award by the FMV of 3M stock on February 29, 2008 ($xx.xx).

The Compensation Committee of the Board of Directors has approved the following 3M Performance Share award to be issued under the Performance Unit Plan (PUP) effective March 1, 2008:

AWARD YEAR:	2008

AWARD DESCRIPTION:	ANNUAL AWARD

TARGET VALUE:	$xxx,xxx

NUMBER OF CONTINGENT SHARES:	x,xxx

Performance Shares issued under the PUP are a significant part of your total compensation as a 3M executive.  Performance Shares reward your leadership and commitment in managing 3M’s business for sustainability and improved results over time.

The 2008 award will compensate you for the results we achieve against corporate financial goals over the three-year period 2008, 2009 and 2010.  The maximum payout will be 2 times the number of contingent shares assigned to you at the time of the award.  Your 2008 award will be governed by the provisions of the PUP plan document, and will be paid out in March 2011 unless you elected to defer the payout under the 3M Deferred Compensation Plan.

As was the case last year, the two performance measures for the 2008 award are Economic Profit Growth and Organic Sales Growth versus the Worldwide Industrial Production Index.  For more information about the metrics and how Performance Shares issued under the PUP Plan will work, please review the brochure entitled “Understanding Your 3M Performance Shares Issued Under the Performance Unit Plan — For 2008 Awards”, which was sent to you via an earlier email.